UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 18, 2008
LIGHTING SCIENCE GROUP CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2100 McKinney Avenue, Suite 1515, Dallas, Texas 75201
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (214) 382-3630
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
On December 19, 2008, Lighting Science Group Corporation (the “Company”) borrowed an aggregate principal amount of $2,000,000 from Pegasus Partners IV, L.P. (“Pegasus IV”) and certain officers of the Company. In particular, the Company borrowed $1,950,000 from Pegasus IV and $25,000 from Govi Rao, Chairman and Chief Executive Officer of the Company. In exchange for these loans, the Company issued an unsecured Promissory Note to each of Pegasus IV, Mr. Rao and the other lenders (the “Notes”). The Notes bear interest at the rate of 8% per annum. Payments equal to the principal and accrued interest on each Note are due on March 2, 2009, and each of the Notes may be prepaid in whole or in part at any time without premium or penalty. The Notes are immediately due and payable upon the Company’s failure to pay any of its material debts when due.
Pegasus IV, as of December 22, 2008, beneficially owned approximately 66.3% of the common stock, par value $0.001 per share, of the Company.
The proceeds from the Notes will be used to finance the Company’s working capital requirements.
A copy of the Notes issued to Pegasus IV and Mr. Rao are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference. You are encouraged to read these Notes for a more complete understanding of their terms. The foregoing description of these Notes is qualified in its entirety by reference to the full text of these Notes.
Section 2 – Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See Item 1.01 for a description of the Company’s financial obligations pursuant to the Notes.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Number	Exhibit
10.1	Promissory Note, dated December 18, 2008, between Lighting Science Group Corporation and Pegasus Partners IV, L.P.

10.2	Promissory Note, dated December 18, 2008, between Lighting Science Group Corporation and Govi Rao.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: December 24, 2008	By: Name: Title:	/s/ Stephen Hamilton Stephen Hamilton Vice President – Finance

EXHIBIT INDEX

Number	Exhibit
10.1	Promissory Note, dated December 18, 2008, between Lighting Science Group Corporation and Pegasus Partners IV, L.P.

10.2	Promissory Note, dated December 18, 2008, between Lighting Science Group Corporation and Govi Rao.